Exhibit 10.29

Broadcasting Media Partners, Inc.

2007 Equity Incentive Plan

Option Award Agreement

Reference Number: 2007-1

SECTION 1. GRANT OF OPTION

(a)	Option. On the terms and conditions set forth in this Agreement and the Notice of Stock Option Grant referencing this Agreement (the “Notice”), Broadcasting Media Partners, Inc. (the “Company”) hereby grants to the Participant an option under the terms set forth in the Notice (the “Option”) pursuant to and in accordance with the terms of the Broadcasting Media Partners, Inc. 2007 Equity Incentive Plan (“Plan”). Each Notice, together with this referenced Agreement, shall be a separate award governed by the terms of this Agreement and the Plan. This Agreement shall apply both to this Option and to the Shares acquired upon the exercise of this Option.

(b)	Adjustment of Award. The number of Shares subject to this Option is subject to adjustment following the occurrence of certain events affecting the Company, as provided in Section 10 of the Plan.

(c)	Equity Incentive Plan and Defined Terms. This Option is granted under and subject to the terms of the Plan. Capitalized terms are defined in Section 10 of this Agreement and in the Plan.

SECTION 2. RIGHT TO EXERCISE

(a)	General. Subject to the conditions set forth in this Agreement, all or part of this Option may be exercised by the Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) prior to its expiration to the extent the Option is vested. In no event shall Participant exercise this Option for a fraction of a Share.

(b)	Vesting. Subject to the conditions set forth in this Agreement, this Option shall vest at the time or times set forth in the Notice.

(c)

Expiration. This Option shall expire on the earliest to occur of the following: (i) the tenth (10th) anniversary of the date of grant; (ii) one (1) year following termination of the Participant’s Service due to death or Permanent Disability; (iii) the fourth (4th) anniversary of the date of grant in the case of termination of the Participant’s Service by the Company without Cause or termination of the Participant’s Service due to expiration of the “Employment Period” (as defined in the Employment and Non-Competition Agreement by and between the Participant and the Company, dated as of March 29, 2007 (the “Employment Agreement”)) on the second anniversary of the “Effective Date” (as defined in the Employment Agreement); (iv) ninety (90) days following termination of the Participant’s Service by the Participant prior to the second anniversary of the Effective Date; and (v) immediately on the date the Participant’s Service terminates for Cause. The Participant (or in the case of the Participant’s death or Permanent Disability, the Participant’s representative) may exercise all or part of this Option at any time before its expiration under the preceding sentence, but only to the extent that this Option has vested on or before the date the Participant’s Service terminates. When the Participant’s Service terminates, this Option shall expire immediately with respect to the number of Shares for which this Option is not yet vested.

SECTION 3. EXERCISE PROCEDURES

(a)	Notice of Exercise. The Participant (or, if applicable the Participant’s representative) may exercise this Option by giving written notice to the Company specifying the election to exercise this Option, the number of Shares for which it is being exercised and the form of payment. Exhibit A is an example of a “Notice of Exercise”. The Notice of Exercise shall be signed by the person exercising this Option. In the event that this Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise this Option. The Participant or the Participant’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under SECTION 4 hereof for the amount equal to the Exercise Price (as set forth in the notice) multiplied by the number of Shares with respect to which the Option is being exercised (the “Purchase Price”).

(b)	Issuance of Shares. After receiving a proper notice of exercise and subject to the terms of the Plan, the Notice and this Agreement, the Company shall cause to be issued a certificate or certificates for the Shares as to which this Option has been exercised, registered in the name of the person exercising this Option; provided that prior to the delivery of the Shares, the Participant enters a joinder to the Stockholders Agreement, or such other similar agreement in a form and substance reasonably satisfactory to the Company.

(c)	Withholding Requirements. The Company may withhold any tax (or other governmental obligation) as a result of the exercise of this Option, as a condition to the exercise of this Option, and the Participant shall make arrangements satisfactory to the Company to enable it to satisfy all such withholding requirements and the Company and the Participant agree that the Participant may direct the Company to withhold from the number of Shares otherwise deliverable pursuant to the exercise of this Option a number of such Shares having a Fair Market Value on the date of exercise equal to such withholding liability.

(d)	Legend. The Company shall cause to be issued a certificate or certificates for the Shares purchased pursuant to the exercise of this Option registered in the name of the Participant. Unless otherwise determined by the Company, such certificate shall bear the following legend:

“THE VOTING OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, AND THE SALE, ENCUMBRANCE OR OTHER DISPOSITION THEREOF, ARE SUBJECT TO THE PROVISIONS OF AN OPTION AWARD AGREEMENT AND NOTICE OF STOCK OPTION GRANT. SUCH AGREEMENT AND NOTICE INCLUDE RESTRICTIONS AND LIMITATIONS ON THE TRANSFER OF THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE.”

SECTION 4. PAYMENT FOR SHARES

(a)	Cash or Check. All or part of the Purchase Price may be paid in cash or personal check.

(b)	Alternative Methods of Payment. All or any part of the Purchase Price and any applicable withholding requirements may be paid by one or more of the following methods:

i.	Surrender of Shares. By surrendering of Shares then owned by the Participant; provided that such Shares have been owned for at least six (6) months or such action would not cause the Company or any Subsidiary to recognize a compensation expense (or additional compensation expense) with respect to the applicable Option for financial reporting purposes, unless the Committee consents thereto. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of the applicable exercise of this Option.

ii.	Net Exercise. By reducing the number of Shares otherwise deliverable pursuant to the Option by the number of such Shares having a Fair Market Value on the date of exercise equal to the Exercise Price (and if applicable, such required withholding).

SECTION 5. TRANSFER OR ASSIGNMENT OF OPTION.

This Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) other than by will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

SECTION 6. SHAREHOLDER RIGHTS.

(a)	Stockholders Agreement. As a condition to the issuance of any Shares purchased upon exercise of this Option hereunder, the Participant shall enter into and execute a joinder to the Stockholders Agreement or such other similar agreement in a form and substance reasonably satisfactory to the Company.

(b)	Rights as Shareholder. Until such time as the Shares acquired upon exercise of this Option are repurchased by the Company in accordance with the terms of this Agreement, the Participant (or any successor in interest) shall have all the rights of a shareholder (including dividend and liquidation rights) with respect to such Shares.

(c)	Voting Rights. The Participant hereby appoints each Principal Investor as its proxy to vote the Shares acquired upon exercise of this Option, whether at a meeting or by written consent, which appointment and proxy shall be in accordance with and subject to the provisions of Section 2 of the Stockholders Agreement (whether or not the Participant is required by the Company to execute a joinder to the Stockholders Agreement). The proxy granted hereby is irrevocable and coupled with an interest sufficient in law to support an irrevocable power. Notwithstanding the above, this SECTION 6(c) shall cease to apply as to any such Shares upon the termination of the Stockholders Agreement as to such Shares.

SECTION 7. SECURITIES LAW ISSUES.

(a)	Securities Not Registered. The Shares acquired upon exercise of this Option have not been registered under the Securities Act. Any Shares acquired upon exercise of this Option are being issued to the Participant in reliance upon either (i) the exemption from such registration provided by Rule 701 promulgated under the Securities Act for stock issuances under compensatory benefit plans such as the Plan or (ii) the exemption for grants made to executive officers of the Company (or one of its Affiliates or Subsidiaries) under Section 4(2) and Regulation D of the Securities Act.

(b)	Participant Representations. The Participant hereby confirms that he or she has been informed that the Shares acquired upon exercise of this Option are “restricted securities” under the Securities Act which may not be resold or transferred unless they are first registered under the Securities Act or unless an exemption from such registration is available. Accordingly, the Participant hereby represents and acknowledges as follows:

i.	The Shares are being acquired for investment, and not with a view to sale or distribution thereof;

ii.	The Participant is prepared to hold the Shares for an indefinite period and is aware that Rule 144 promulgated under the Securities Act (which exempts certain resales of securities) is not presently available to exempt the resale of the Shares from the registration requirements of the Securities Act; and

iii.	The Participant is an “accredited investor” within the meaning of Rule 501(e) of Regulation D of the Securities Act by virtue of the Participant’s position with the Company, income, assets or otherwise.

(c)	Registration. The Company may, but shall not be obligated, to register or qualify the Shares under the Securities Act or any other applicable law, except, solely with respect to Participants who are signatories to or have executed a joinder with respect to the Registration Rights Agreement, as required under the Registration Rights Agreement.

(d)	Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s Initial Public Offering, the Participant hereby agrees, at the request of the Company or the managing underwriters, to be bound by and/or to execute and deliver, a lock-up agreement with the underwriter(s) of such public offering restricting such Participant’s right to (a) Transfer, directly or indirectly, any Shares acquired under this Agreement or any securities convertible into or exercisable or exchangeable for such Shares or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of Shares acquired under this Agreement, in each case to the extent that such restrictions are agreed to by the Majority Principal Investors (as defined in the Stockholders Agreement) (or a majority of the shares of Class A Stock if there are no Principal Investors remaining) with the underwriter(s) of such public offering (the “Principal Lock-Up Agreement”); provided, however, that the Participant shall not be required by this SECTION 7(d) to be bound by a lock-up agreement covering a period of greater than 90 days (180 days in the case of the Initial Public Offering) following the effectiveness of the related registration statement. Notwithstanding the foregoing, such lock-up agreement shall not apply to: (a) Transfers to Permitted Transferees of the Participant permitted in accordance with the terms of this Agreement, (b) conversions of Shares into other classes of Shares or securities without change of Participant and (c) during the period preceding the execution of the underwriting agreement, Transfers to a charitable organization, described by Section 501(c)(3) of the Code, permitted in accordance with the terms of the Stockholders Agreement.

(e)	Additional Restrictions. The Shares are subject to such additional restrictions as are set forth in the Stockholders Agreement and any employment or consulting agreement between the Participant and the Company or any Subsidiary or Affiliate, as well as such other restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions), that in the reasonable good faith judgment of the Company, are necessary or desirable in order to comply with the Securities Act or the securities laws of any state or any other law.

(f)	Participant Undertaking. The Participant agrees to take whatever additional actions and execute whatever additional documents that the Company may, acting reasonably and in good faith, deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the Shares pursuant to the provisions of this Agreement or to comply with applicable laws.

SECTION 8. TRANSFER OF SHARES

(a)	General Rule. Other than as set forth herein, the Shares acquired upon exercise of this Option may not be transferred to any person other than to the Company or to a Permitted Transferee in accordance with the terms of the Stockholders Agreement (whether or not the Participant has executed a joinder to the Stockholders Agreement) or any other applicable agreement entered into by the Company and the Participant. Notwithstanding the above, this SECTION 8(a) shall cease to apply as to any Shares acquired upon exercise of this Option upon an Initial Public Offering, subject to the Stockholders Agreement or any other applicable agreement entered into by the Company and the Participant, or if the Stockholders’ Agreement otherwise ceases to apply to the Shares.

(b)	Transferee Obligations. If the Shares acquired upon exercise of this Option are transferred to a Permitted Transferee, such Permitted Transferee must, as a condition precedent to the validity of such transfer, acknowledge in writing to the Company that such person is bound by the provisions of this Agreement to the same extent such Shares would be so subject if retained by the Participant.

(c)	Drag-Along Rights. The Shares acquired upon exercise of this Option shall be subject to the Drag-Along Rights as set forth in Sections 4.2 and 4.3 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Sections 4.2 and 4.3 of the Stockholders Agreement to apply mutatis mutandis to this Agreement. The Participant shall be deemed to have appointed each member of the Principal Investors, with full power of substitution, as the Participant’s true and lawful representative and attorney-in-fact, in such Participant’s name, place and stead, to execute and deliver any and all agreements that the Company reasonably believes are consistent with the purposes of Sections 4.2 and 4.3 of the Stockholders Agreement. The foregoing power of attorney is coupled with an interest sufficient in law to support an irrevocable power and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Participant.

(d)	Tag-Along Rights. The Shares acquired upon exercise of this Option shall be deemed Tag-Eligible Shares under Section 4.1 of the Stockholders Agreement, the Participant shall be a Tag-Along Holder, and the Shares shall be subject to the Tag-Along Rights as, and to the extent, set forth in Section 4.1 of the Stockholders Agreement (whether or not the Participant is a signatory thereof), the provisions of such Section 4.1 of the Stockholders Agreement to apply mutatis mutandis to this Agreement.

(e)	Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares acquired upon exercise of this Option or into which such Shares thereby become convertible shall immediately be subject to this SECTION 8.

SECTION 9. CALL RIGHT

(a)	Call Right. If the Participant’s Service with the Company ceases for any reason, the Company shall have the right (but not an obligation) to call any Shares acquired upon exercise of this Option.

(b)	Exercise Notice. In the event the Company wishes to exercise its Call Right, the Company shall notify the Participant (or any Permitted Transferee to whom the Shares have been transferred) by written notice that the Company has elected to exercise such right, and the number of Shares with respect to which the right is being exercised.

(c)	Execution of Call. The closing (the “Call Closing”) of any purchase and sale pursuant to the Call Right shall take place at the principal office of the Company as soon as reasonably practicable and in no event later than thirty (30) days after the date of the Company’s exercise notice described in SECTION 9(b) or at such other time and location as the parties to such purchase may mutually determine.

(d)	Purchase Price. If the Company exercises the Call Right, the Participant shall sell, and shall cause any Permitted Transferee to whom Shares acquired pursuant to exercise of this Option have been transferred to sell (and such Permitted Transferee shall sell), to the Company all of the Shares subject to the Call Right and the Company shall purchase each such Share for its Fair Market Value on the date of the closing. The Company shall make commercially reasonable efforts, as determined by the Board of Directors in good faith, to pay all or any portion of the repurchase price in cash. However, if the Company cannot make all or any portion of the payment in cash due to restrictions pursuant to its debt documents, it shall issue a promissory note with a principal amount equal to the amount of the repurchase price which was not paid in cash (e.g., the full amount or a portion thereof, as applicable), on which interest will accrue on the principal thereof at a rate equal to the prime rate and the principal, together with the interest thereon, will become due and payable, to the extent commercially reasonable (as determined by the Board of Directors), in three equal annual installments, payable on the first, second and third anniversaries of the date of issuance thereof. If, within the six (6) month period following the Call Closing, an Initial Public Offering or event giving rise to Drag-Along Rights set forth in Section 4.2 or Section 4.3 of the Stockholders’ Agreement occurs, and the per-share offering price or purchase price, as applicable, in such transaction is higher than the per-share price paid by the Company at the Call Closing, the Participant shall receive from the Company an additional payment with respect to each Share purchased by the Company from the Participant at the Call Closing equal to the difference between such higher per-share price and the per-share price paid by the Company at the Call Closing.

(e)	Lapse of Rights. The Call Right shall lapse upon an Initial Public Offering.

(f)	Additional Shares or Substituted Securities. In the event of the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as an ordinary cash dividend) which are by reason of such transaction distributed with respect to any of the Shares subject to the Call Right or into which such Shares thereby become convertible shall immediately be subject to this SECTION 9.

(g)	Termination of Rights as Shareholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 9, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

SECTION 10. MISCELLANEOUS PROVISIONS

(a)	No Retention Rights. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(b)	Notification. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, or a nationally recognized overnight express mail service with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

(c)	Entire Agreement. This Agreement, the Notice, the Plan, the Stockholders Agreement (or such other stockholders agreement entered into between the Company and the Participant) and the Employment Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(d)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(e)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

(f)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 11. DEFINITIONS.

(a)	“Agreement” shall mean this Option Award Agreement.

(b)	“Call Right” shall mean the Call Right described in SECTION 9 of this Agreement.

(c)	“Company” shall have the meaning described in SECTION 1(a) of this Agreement.

(d)	“Company Securities” shall mean collectively the Class A Stock, Class L Stock and Preferred Stock, or such other class or kind of shares or other securities resulting from an event described in Section 10 of the Plan.

(e)	“Initial Public Offering” shall mean (i) “initial public offering” as defined in the Stockholders Agreement and (ii) Company Securities otherwise becoming traded on a national securities exchange.

(f)	“Notice” shall have the meaning described in SECTION 1(a) of this Agreement.

(g)	“Participant” shall mean the person named in the Notice.

(h)	“Permanent Disability” shall mean “permanent disability” as defined in any employment or other agreement between the Company and the Participant governing the provision of Service by the Participant to the Company and its Affiliates, and shall be interpreted in accordance with the procedures set forth therein, or in the absence of such an agreement, Permanent Disability shall mean the Participant’s absence from the full-time performance of the Participant’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by the Board of Directors, in its sole discretion.

(i)	“Permitted Transferee” shall mean “permitted transferee” as defined in the Stockholders Agreement.

(j)	“Plan” shall have the meaning described in SECTION 1(a) of this Agreement.

(k)	“Principal Investors” shall mean the “principal investors” as defined in the Stockholders Agreement.

(l)	“Qualified Public Offering” shall mean a “qualified public offering” as defined in the Stockholders Agreement.

(m)	“Registration Rights Agreement” shall mean the Participation, Registration Rights and Coordination Agreement by and among the Company, Broadcast Media Partners Holdings, Inc., Umbrella Acquisition, Inc. and Certain Persons who will be stockholders of the Company, dated as of March 29, 2007, as amended from time to time.

(n)	“Share” shall mean a share of Class A-1 Common Stock of the Company, par value of $.001 per Share, or any security which is exchanged therefor, in any case as may be adjusted in accordance with Section 10 of the Plan (if applicable).

(o)	“Stockholders Agreement” shall mean the Stockholders Agreement by and among the Company Broadcast Media Partners Holdings, Inc., Umbrella Acquisition, Inc. and Certain Stockholders of Broadcasting Media Partners, Inc., dated as of March 29, 2007, as amended from time to time.

(p)	“Transfer” shall mean “transfer” as defined in the Stockholders Agreement.

EXHIBIT A

Broadcasting Media Partners, Inc.

[Address]

Attn: Corporate Secretary

To the Corporate Secretary:

I hereby exercise my stock option granted under the Broadcasting Media Partners, Inc. 2007 Equity Incentive Plan (the “Plan”) and notify you of my desire to purchase the shares that have been offered pursuant to the Plan and related Option Agreement as described below.

I shall pay for the shares by [                                        ] in the amount described below in full payment for such shares plus all amounts required to be withheld by Broadcasting Media Partners, Inc. (the “Company”) under state, Federal or local law as a result of such exercise or shall provide such documentation as is satisfactory to the Company demonstrating that I am exempt from any withholding requirement.

This notice of exercise is delivered this          day of                      (month)          (year).

No. Shares to be Acquired	Type of Option	Exercise Price	Total
Nonstatutory
Estimated Withholding
Amount Paid

Very truly yours,

Signature of Participant

Participant’s Name and Mailing Address

Participant’s Social Security Number

BROADCASTING MEDIA PARTNERS, INC.

2007 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Participant:	C. Douglas Kranwinkle

# of Shares Subject to Option:	18,003 shares of Class A-1 common stock, par value $0.001 per share of Broadcasting Media Partners, Inc. (the “Company”)

Type of Option:	Nonqualified Stock Option

Exercise Price Per Share:	$12.34568

Date of Grant:	March 29, 2007

Date Exercisable:	This option may be exercised to the extent vested.

Vesting Schedule of Restricted Shares:	This Option shall vest with respect to 50% of the total number of Shares subject to this Option on each of the first and second anniversaries of the Date of Grant, provided the Participant’s employment with the Company has not terminated pursuant to Section 5 of the Employment and Non-Competition Agreement, dated as of March 29, 2007, by and between the Participant and the Company (the “Employment Agreement”) prior to such date.

Vesting Accelerator:	This Option shall become 100% vested on the date of Participant’s death or Permanent Disability or upon the termination of Participant’s employment by the Company without Cause.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

By signing your name below, you accept this option and acknowledge and agree that this option is granted under and governed by the terms and conditions of Broadcasting Media Partners, Inc. 2007 Equity Incentive Plan and the Stock Option Agreement reference number 2007-1, both of which are hereby made a part of this document.

PARTICIPANT:	BROADCASTING MEDIA
PARTNERS, INC.

By:
Peter H. Lori
	Title:	Assistant Secretary